                                                                    Exhibit 99.2

(GEN-PROBE LOGO)


CONTACT:

Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673


FOR IMMEDIATE RELEASE

       GEN-PROBE REPORTS STRONG FINANCIAL RESULTS FOR SECOND QUARTER 2005,
                            RAISES FULL-YEAR GUIDANCE

     -- Earnings Per Share Increase to $0.26, 13% Growth from Prior Year --

  -- Product Sales Establish New Quarterly Record of $65.1 Million, Up 24% --

  -- Company Increases Full-Year Earnings per Share Guidance to $1.20-$1.24 --

SAN DIEGO, CA, AUGUST 1, 2005 -- Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the second quarter and six months ended June 30, 2005. Net income for the second quarter of 2005 was $13.5 million ($0.26 per share), compared to net income of $11.8 million ($0.23 per share) in the prior year period, an increase of 13% per share. All per share amounts are calculated on a fully diluted basis.

Product sales for the second quarter of 2005 were a record $65.1 million, compared to $52.6 million in the prior year period, an increase of 24%. Total revenues for the second quarter of 2005 were $72.9 million, compared to $61.2 million in the prior year period, an increase of 19%.

For the first six months of 2005, net income was $26.9 million ($0.51 per share), compared to net income of $31.5 million ($0.62 per share) in the prior year period, a decrease of 18% per share. As previously disclosed, in the first quarter of 2004 Gen-Probe earned royalty and license revenue from Tosoh and a contract milestone from Chiron that together added $13.5 million to total revenues, and $0.17 to earnings per share. Product sales in the first six months of 2005 were $124.7 million, compared to $107.6 million in the prior year period, an increase of 16%. Total revenues in the first six months of 2005 were $141.7 million, compared to $137.7 million in the prior year period, an increase of 3%.

"Both our clinical diagnostics and blood screening businesses grew solidly in the second quarter of 2005, driven by continued strength across our major product lines," said Henry L. Nordhoff, chairman, president and chief executive officer of Gen-Probe. "Not only did we execute well in our base business, we also took steps to drive our future growth, such as forming a collaboration with General Electric in July to enter the attractive industrial microbiology market."

DETAILED RESULTS

Gen-Probe's sales growth in the second quarter of 2005 was led by the APTIMA Combo 2(R) and Procleix(R) Ultrio(TM) assays, and by the TIGRIS(R) system for blood screening in Europe. Gen-Probe's blood screening products are marketed worldwide by Chiron.

Sales of the APTIMA Combo 2 assay, Gen-Probe's amplified test for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC), continued to grow strongly in the second quarter. This sales growth was driven by market share gains on both the Company's semi-automated instrument platform and on the high-throughput, fully automated TIGRIS system.

In blood screening, product sales benefited from rapid growth of the Procleix Ultrio assay in Europe. The Procleix Ultrio assay simultaneously detects HIV-1, hepatitis C virus and hepatitis B virus in donated blood. Gen-Probe's product sales in the second quarter also benefited from sales of TIGRIS instruments to Chiron.

Product sales for the second quarter and first half of 2005 and 2004 were, in millions:

                      Three Months Ended June 30,     Six Months Ended June 30,
                      ---------------------------   ----------------------------
                       2005      2004   Increase     2005      2004     Increase
-------------------------------------------------   ----------------------------
Clinical diagnostics  $34.0     $30.2     13%       $ 68.3    $ 62.0      10%
Blood screening       $31.1     $22.4     39%       $ 56.4    $ 45.6      24%
-------------------------------------------------   ----------------------------
Total product sales   $65.1     $52.6     24%       $124.7    $107.6      16%

Collaborative research revenues for the second quarter of 2005 were $6.7 million, compared to $7.0 million in the prior year period, a decrease of 4%. For the first six months of 2005, collaborative research revenues were $13.0 million, compared to $13.7 million in the prior year period, a decrease of 5%. The decreases resulted primarily from the completion of funding from the Company's National Institutes of Health contract for development of the West Nile virus (WNV) assay for blood screening.

Royalty and license revenues for the second quarter of 2005 were $1.1 million, compared to $1.6 million in the prior year period, a decrease of 31% that resulted primarily from lower royalties owed by Bayer. For the first six months of 2005, royalty and license revenues were $4.0 million, compared to $16.3 million in the prior year period. As discussed, royalty and license revenues were unusually high in the first quarter of 2004 due to revenues earned through the Company's agreements with Tosoh and Chiron.

Gross margin on product sales was 69% in the second quarter of 2005, compared to 75% in the prior year period. The decrease in gross margin resulted primarily from the sale of TIGRIS instruments for blood screening to Chiron, which contractually occur at cost. These instrument sales, which totaled $3.9 million in the quarter, reflect strong international demand for the TIGRIS system and Procleix Ultrio assay. Gross margin was also negatively affected by the amortization of capitalized software costs related to the TIGRIS system, which began midway through the second quarter of 2004. For the first six months of 2005, gross margin on product sales was 71%, compared to 75% in the prior year period. The decrease resulted primarily from the factors described above.

Research and development (R&D) expenses were $17.4 million in the second quarter of 2005, compared to $15.9 million in the prior year period, an increase of 9% that resulted primarily from costs associated with the Company's prostate cancer and human papillomavirus (HPV) programs. For the first six months of 2005, R&D expenses were $36.1 million, compared to $34.3 million in the prior year period, an increase of 5% that was driven by the factors above, and by costs related to the registrations of the Procleix Ultrio and WNV assays for blood screening.

Marketing and sales expenses were $7.4 million in the second quarter of 2005, compared to $6.6 million in the prior year period, an increase of 12%. For the first six months of 2005, marketing and sales expenses were $14.8 million, compared to $13.4 million in the prior year period, an increase of

10%. The increases resulted primarily from the costs of supporting the TIGRIS system and investing in new market opportunities.

General and administrative (G&A) expenses were $7.8 million in the second quarter of 2005, compared to $7.5 million in the prior year period, an increase of 4%. For the first six months of 2005, G&A expenses were $15.0 million, compared to $14.8 million in the prior year period, an increase of 1%.

Gen-Probe continues to have a strong balance sheet. As of June 30, 2005, the Company had $202.9 million of cash, cash equivalents and short-term investments, and no debt. Gen-Probe generated net cash of $42.5 million from its operating activities in the first six months of 2005. The Company's cash balance declined slightly during the second quarter because of a $20.0 million payment related to the Roche HPV agreement, and $20.2 million of capital spending, primarily to expand the Company's headquarters campus.

UPDATED 2005 FINANCIAL GUIDANCE

Based on Gen-Probe's continued strong performance in the second quarter of 2005, the Company is raising its 2005 financial guidance. For the full year, Gen-Probe now expects:

- Total revenues of $292 million to $300 million, including collaborative research revenues of $23 to $25 million and royalty and license revenue of $16 to $17 million. As previously disclosed, the estimate for royalty and license revenue includes a $10 million milestone the Company anticipates earning from Chiron if U.S. regulatory approval is obtained for the Procleix Ultrio assay on the TIGRIS system.

- Product gross margins approximating 70% to 72% of product sales. The change in gross margin guidance is due primarily to greater-than-expected sales of TIGRIS instruments to Chiron at cost.

-  R&D expenses approximating 24% to 25% of total revenues.

-  Marketing and sales expenses approximating 10% of total revenues.

-  General and administrative expenses approximating 10% of total revenues.

- Earnings per share of between $1.20 and $1.24, based on a fully diluted share count of 52.5 million for the year and a tax rate of approximately 35% to 36%. This estimate does not include the effect of expensing stock options. In accordance with Securities and Exchange Commission regulations, Gen-Probe intends to expense stock options beginning on January 1, 2006.

RECENT EVENTS

- GE WATER COLLABORATION. Gen-Probe and GE Infrastructure, Water & Process Technologies, a unit of General Electric Company, announced that the companies will work together on an exclusive basis to develop, manufacture and commercialize nucleic acid testing (NAT) technologies that are designed to detect the unique genetic sequences of microorganisms in selected water applications.

- NEW VP OF SALES AND MARKETING. Stephen Kondor has joined Gen-Probe as vice president, sales and marketing. He was formerly vice president and general manager of the genetic analysis business at Applied Biosystems (Applera). Before joining Applera, he held a variety of senior management positions at Fisher Scientific, Igen, Becton Dickinson and Abbott. He will report to Hank Nordhoff, chairman, president and chief executive officer.

- PROCLEIX ULTRIO DATA. At the XV Regional Congress of the International Society of Blood Transfusion, Gen-Probe researchers presented a study that added to the body of evidence demonstrating that the Procleix Ultrio assay can detect HIV-1, HCV and HBV earlier than serology testing. In the study, compared to the most sensitive surface antigen test, the Procleix Ultrio assay detected HBV a median of 7 days earlier when testing pools of 16 blood donations, a median of 11.5 days earlier in pools of 8, and a medium of 17 days earlier when testing individual blood donations. Gen-Probe researchers presented similar data at a meeting of the U.S. Food and Drug Administration's (FDA) Blood Products Advisory Committee in July.

- TIGRIS PATENT. Gen-Probe was issued U.S. Patent No. 6,890,742, which broadly claims an automated process for isolating and amplifying a target nucleic acid sequence within a closed system. The new patent complements nine others previously issued to Gen-Probe related to automated nucleic acid testing systems and components.

- PCA3 PROGRAM. Gen-Probe entered into a research agreement with GlaxoSmithKline (GSK) under which the Company will provide its PCA3 assay to test up to 6,800 clinical samples obtained from patients in GSK's REDUCE clinical trial, which is evaluating whether GSK's drug dutasteride reduces the risk of prostate cancer.

- BAYER ARBITRATION. As previously reported, in April the arbitrator in the dispute between the Company and Bayer HealthCare, LLC, determined that the Company is entitled to distribute its qualitative HIV and HCV assays co-exclusively with Bayer. The arbitrator has more recently ordered that a brief additional hearing must be held to determine whether the Company is obligated to pay a royalty on sales of the qualitative HIV and HCV assays, and if so, the amount of such royalties and whether they should be paid to Chiron or Bayer. The additional hearing has been scheduled for September 14 and 15. In addition, in Gen-Probe's separate patent infringement lawsuit against Bayer, the Company has filed a motion to amend its complaint to allege that Bayer's HIV and HCV bDNA tests also infringe two additional U.S. patents owned by the Company relating to branched nucleic acid probes.

- ASM MEETING. At the 105th general meeting of the American Society for Microbiology, several Gen-Probe customers presented posters that demonstrated the superiority of the APTIMA Combo 2 assay compared to competitive assays, and the ability of APTIMA Combo 2 to deliver excellent results from a variety of sample types, including Cytyc liquid Pap samples. This application is currently under review by the FDA.

- AACC MEETING. At the annual meeting of the American Association for Clinical Chemistry, Gen-Probe researchers presented a poster that demonstrated that the APTIMA CT and APTIMA GC standalone assays generated equivalent results on both Gen-Probe's semi-automated instrument platform and on the fully automated TIGRIS system.

WEBCAST CONFERENCE CALL

A live webcast of Gen-Probe's second quarter 2005 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time on August 1, 2005. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (866) 403-7094 for domestic callers and (203) 369-0566 for international callers.

ABOUT GEN-PROBE

Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) used to diagnose human diseases and screen donated human blood. Gen-Probe markets a broad portfolio of products that use the Company's patented technologies to detect infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. The Company also developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. In addition, Gen-Probe's TIGRIS instrument is the only fully automated, high-throughput NAT system for diagnostics and blood screening. Gen-Probe has more than 20 years of NAT expertise, and its products are used daily in clinical laboratories and blood collection centers worldwide. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.

TIGRIS, APTIMA, APTIMA COMBO 2 and PACE are trademarks of Gen-Probe
Incorporated.

ULTRIO and PROCLEIX are trademarks of Chiron Corporation.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading "Updated 2005 Financial Guidance," are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan," and "would." For example, statements concerning Gen-Probe's financial condition, possible or expected future results of operations, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that we may not achieve our expected 2005 growth, revenue or earnings targets, (ii) the risk that Bayer may successfully appeal the arbitration decision that favored us, (iii) the risk that we may not earn or receive milestone payments from our collaborators, (iv) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay and Procleix Ultrio assay, may not develop as expected, (v) the enhancement of existing products and the development of new products may not proceed as planned, (vi) the risk that our Procleix Ultrio and WNV assays may not be approved by regulatory authorities and commercially available in the time frames we anticipate, or at all, (vii) we may not be able to compete effectively, (viii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (ix) we are dependent on Chiron, Bayer and other third parties for the distribution of some of our products, (x) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (xi) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xii) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs,
(xiii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiv) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management's attention.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

                                      # # #

                             GEN-PROBE INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share and per share data)

                                                              JUNE 30,       DECEMBER 31,
                                                                2005             2004
                                                            -----------------------------
                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents                                  $  32,502        $  25,498
  Short-term investments                                       170,354          168,328
  Trade accounts receivable, net of allowance for
   doubtful accounts of $730 at June 30, 2005 and $664
   at December 31, 2004, respectively                           29,627           21,990
  Accounts receivable -- other                                   1,177            3,136
  Inventories                                                   31,851           27,308
  Deferred income taxes                                          7,951            7,725
  Prepaid expenses                                              15,408           11,910
  Other current assets                                           2,267            2,054
                                                             ---------        ---------
Total current assets                                           291,137          267,949

Property, plant and equipment, net                              88,736           76,651
Capitalized software                                            22,209           23,466
Goodwill                                                        18,621           18,621
License and manufacturing access fees                           44,360           24,395
                                                             ---------        ---------
Total assets                                                 $ 465,063        $ 411,082
                                                             =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                           $  13,292        $   6,729
  Accrued salaries and employee benefits                        10,741           11,912
  Other accrued expenses                                         4,341            4,451
  Income tax payable                                             5,261            1,188
  Deferred revenue                                              12,481            9,467
                                                             ---------        ---------
Total current liabilities                                       46,116           33,747

Deferred income taxes                                            9,187            9,187
Deferred revenue                                                 4,667            5,000
Deferred rent                                                      280              309

Minority interest                                                   --            1,810

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.0001 par value per share,
   20,000,000 shares authorized, none issued and
   outstanding                                                      --               --
  Common stock, $.0001 par value per share;
   200,000,000 shares authorized, 50,665,626 and
   50,035,490 shares issued and outstanding at June
   30, 2005 and December 31, 2004, respectively                      5                5
  Additional paid-in capital                                   267,113          248,767
  Deferred compensation                                         (1,777)          (1,104)
  Accumulated other comprehensive income                             1              807
  Retained earnings                                            139,471          112,554
                                                             ---------        ---------
Total stockholders' equity                                     404,813          361,029
                                                             ---------        ---------
Total liabilities and stockholders' equity                   $ 465,063        $ 411,082
                                                             =========        =========

                             GEN-PROBE INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)


                                              THREE MONTHS ENDED             SIX MONTHS ENDED
                                                   JUNE 30,                      JUNE 30,
                                           -----------------------       -----------------------
                                             2005           2004           2005           2004
                                           -----------------------       -----------------------
                                                                (UNAUDITED)
Revenues:
  Product sales                            $ 65,131       $ 52,600       $124,710       $107,630
  Collaborative research
  revenue                                     6,678          7,007         13,022         13,738
  Royalty and license revenue                 1,085          1,618          3,990         16,343
                                           --------       --------       --------       --------
Total revenues                               72,894         61,225        141,722        137,711

Operating expenses:
  Cost of product sales                      20,350         13,164         35,848         27,028
  Research and development                   17,408         15,896         36,091         34,315
  Marketing and sales                         7,384          6,578         14,810         13,390
  General and administrative                  7,780          7,476         14,971         14,759
                                           --------       --------       --------       --------
Total operating expenses                     52,922         43,114        101,720         89,492
                                           --------       --------       --------       --------

Income from operations                       19,972         18,111         40,002         48,219
Total other income, net                       1,001             21          2,082            698
                                           --------       --------       --------       --------
Income before income taxes                   20,973         18,132         42,084         48,917

Income tax expense                            7,517          6,371         15,167         17,428
                                           --------       --------       --------       --------
Net income                                 $ 13,456       $ 11,761       $ 26,917       $ 31,489

Net income per share:
  Basic                                    $   0.27       $   0.24       $   0.53       $   0.64
                                           ========       ========       ========       ========
  Diluted                                  $   0.26       $   0.23       $   0.51       $   0.62
                                           ========       ========       ========       ========

Weighted average shares outstanding:
  Basic                                      50,550         49,302         50,414         49,103
                                           ========       ========       ========       ========
  Diluted                                    52,315         51,402         52,339         51,200
                                           ========       ========       ========       ========

                             GEN-PROBE INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                    SIX MONTHS ENDED JUNE 30,
                                                                   --------------------------
                                                                      2005             2004
                                                                   --------------------------
                                                                           (UNAUDITED)
OPERATING ACTIVITIES:
Net income                                                         $  26,917        $  31,489
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization                                       11,038            8,361
  Stock compensation charges                                             266              199
  Loss on disposal of property and equipment                              59               27
  Stock option income tax benefits                                     6,451            2,220
  Changes in assets and liabilities:
   Accounts receivable                                                (5,760)          (6,460)
   Inventories                                                        (4,549)         (10,114)
   Prepaid expenses                                                   (3,498)          (5,740)
   Other current assets                                                 (213)             612
   Accounts payable                                                    6,574            1,565
   Accrued salaries and employee benefits                             (1,171)          (1,091)
   Other accrued expenses                                                (72)          (1,412)
   Income tax payable                                                  4,093            8,066
   Deferred revenue                                                    2,681            3,760
   Deferred income taxes                                                (275)           1,662
   Deferred rent                                                         (29)             (10)
   Minority interest                                                      --              249
                                                                   ---------        ---------
Net cash provided by operating activities                             42,512           33,383

INVESTING ACTIVITIES:
Proceeds from sales and maturities of short-term investments          51,532          108,958
Purchases of short-term investments                                  (53,647)        (153,173)
Cash paid for acquisition of minority interest in Molecular
Light Technology                                                      (1,539)              --
Purchases of property, plant and equipment                           (20,162)          (8,824)
Capitalization of intangible assets                                  (21,822)            (554)
Other assets                                                            (583)            (394)
                                                                   ---------        ---------
Net cash used in investing activities                                (46,221)         (53,987)
                                                                   ---------        ---------

FINANCING ACTIVITIES:
Proceeds from issuance of common stock                                10,956           12,269
                                                                   ---------        ---------
Net cash provided by financing activities                             10,956           12,269
                                                                   ---------        ---------
Effect of exchange rate changes on cash and cash equivalents            (243)             314
                                                                   ---------        ---------
Net increase (decrease) in cash and cash equivalents                   7,004           (8,021)
Cash and cash equivalents at the beginning of the period              25,498           35,973
                                                                   ---------        ---------
Cash and cash equivalents at the end of the period                 $  32,502        $  27,952
                                                                   =========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
  Income taxes                                                     $   4,253        $   6,587
                                                                   =========        =========
  Interest expense                                                 $     148        $       9
                                                                   =========        =========